Exhibit 8.1

List of Subsidiaries of the Registrant

Name	Subsidiaries	Place of Incorporation
Hexindai Hong Kong Limited	100%	Hong Kong
Beijing Hexin Yongheng Technology Development Co., Ltd.	100%	People’s Republic of China
Hexin E-Commerce Co., Ltd.	VIE of Hexin Yongheng	People’s Republic of China
Horgos Qinhe Electronic Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Xizang Qinhe Electronic Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Tianjin Qinhe Electronic Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Tianjin Bozhishuntai Technology Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Horgos Bozhishuntai Venture Capital Co., Ltd.	Subsidiary of Hexin E-Commerce	People’s Republic of China
Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (formerly known as Wusu Hexin Internet Small Loan Co., Ltd.)	VIE of Hexin Yongheng and majority owned subsidiary of Hexin E-Commerce	People’s Republic of China
Hexin Digital Technology Co., Ltd.	VIE of Hexin Jinke	People’s Republic of China